For Immediate Release	Contact: Ann Storberg, Investor Relations
(517) 324-6629

AMERICAN PHYSICIANS CAPITAL, INC. REPORTS
FOURTH QUARTER AND YEAR END 2003 RESULTS

Significant Fourth Quarter 2003 Events

•	Net income of $102,000, or $.01 per share

•	Operating income of $533,000, or $.06 per share

•	Pre-tax income of $6.1 million in medical professional liability

•	A significant reduction in the number of reported medical professional liability claims

•	No adverse reserve development

•	Began process of exiting workers’ compensation and health insurance

•	Successful completion of the SCW Agency contract (February 2004)

•	A.M. Best assigns a B+ rating to American Physicians Assurance Corp. and APSpecialty (January 2004)

East Lansing, Mich. (February 12, 2004) — American Physicians Capital, Inc. (APCapital) (NASDAQ:ACAP) today announced net income of $102,000, or $.01 per share for the fourth quarter of 2003. For the year ended December 31, 2003, the Company reported a net loss of ($76.8) million or ($9.02) per share. This compares to a net loss of ($1.2) million, or ($.14) per share for the 2002 fourth quarter, and a net loss of ($18.5) million or ($1.98) per share for the year ended December 31, 2002.

“Our professional liability financial results improved significantly in the fourth quarter,” stated President and CEO R. Kevin Clinton. “Our reserves remained stable and we are beginning to see the results of our underwriting efforts and rate increases.”

“Our positive medical professional liability results were masked by our exit from workers’ compensation, severance costs and deferred tax accounting. However, we are greatly encouraged by improved results in our remaining core business, which we believe demonstrates that our strategic business plan is starting to turn around APCapital’s results.”

MEDICAL PROFESSIONAL LIABILITY RESULTS

	THREE MONTHS ENDED		YEAR ENDED
	DECEMBER 31,		DECEMBER 31,

	2003	2002	2003	2002

Direct Premiums Written	$45,049	$38,540	$195,742	$177,253

Net Premiums Written	$35,762	$34,171	$164,157	$154,583

Net Premiums Earned	$39,874	$40,582	$158,777	$148,646
Incurred Loss and Loss Adjustment Expenses:
Current Accident Year	34,938	35,299	153,180	157,750
Prior Year	—	500	44,250	4,500

Total	34,938	35,799	197,430	162,250
Underwriting Expense	8,653	6,686	31,315	27,157

Underwriting Loss	(3,717)	(1,903)	(69,968)	(40,761)
Net Investment Income	9,595	10,493	36,052	35,762
Other Revenue (Expense)	234	(515)	95	(220)

Pre-tax Income (Loss)	$6,112	$8,075	$(33,821)	$(5,219)

Loss Ratio:
Current Accident Year	87.6%	87.0%	96.5%	106.1%
Prior Year Development	—	1.2%	27.8%	3.1%
Calendar Year	87.6%	88.2%	124.3%	109.2%
Underwriting Ratio	21.7%	16.5%	19.7%	18.3%
Combined Ratio	109.3%	104.7%	144.0%	127.5%

Net premiums earned were down $708,000 in the fourth quarter of 2003, or 1.7% compared to the fourth quarter of 2002. For 2003, net premiums earned were up $10.1 million, or 6.8% from 2002. The decrease in fourth quarter premiums was caused by our exit from the Florida market. The premium increase for the full year is the result of the Company’s rate increases in late 2002 and throughout 2003. The insured physician count at December 31, 2003 has decreased 11.9% from December 31, 2002. The decrease in physician count is due to the Company’s exit from the Florida market, the discontinuance of Ohio and Kentucky occurrence-based policies, and elimination of poor risks in other markets.

The 2003 fourth quarter loss ratio was 87.6% with no adverse development from prior accident years. For all of 2003, the reported loss ratio was 124.3%, consisting of 96.5% on the current accident year and 27.8% of prior year development. These ratios compare to 106.1% from the 2002 accident year and 3.1% of prior year development for a total loss ratio of 109.2% reported in 2002. The Company reported $44.3 million of adverse prior year development in 2003, including $43.0 million, ($28.0 million, net of tax) in the third quarter. The $44.3 million prior year development related specifically to the 1999-2002 accident years. The states primarily affected were Ohio ($16.4 million), Florida ($16.0 million), and Kentucky ($15.0 million), which were partially offset by positive development in Michigan.

During 2003, increases in prior year reserves were determined to be necessary based on actuarial projections. In the third quarter of 2003, the Company experienced a significant increase in average paid and reported loss severity. These higher losses indicated a trend representing a major increase in the average paid severity on the 1999 — 2002 accident years. As a result, the actuarially estimated severity of future claim settlements was increased significantly.

The increase in severity is a result of the overall market conditions for medical professional liability and specific issues associated with the Company’s book of business. In Ohio, the Company experienced an increase in the overall severity and frequency of large losses in the Northeast portion of the state. In response, the Company reduced policy limits, discontinued writing occurrence-based policies, and significantly restricted business writing in this area. In Kentucky, the frequency and severity of large losses has also increased. The Company has reduced limits, discontinued occurrence-based policies and reduced the insured physician count in this state.

The Company began to exit the Florida market in December 2002 due to the large settlements and high loss adjustment fees experienced by the industry in this market. The Company has experienced an increase in settlement costs and the frequency of claims filed since the announcement of our exit. As a result of these increasing severity and payment trends, the Company increased reserves on the run-off of this book by $16.0 million in the third quarter of 2003.

In the fourth quarter of 2003, internal and external actuaries again analyzed the Company’s professional liability reserves in all markets and determined that there was no indication of further adverse development from the reserves recorded at the end of the third quarter of 2003.

Underwriting expenses were $8.7 million, or 21.7% of net premiums earned in the fourth quarter of 2003 and 19.7% for the year. Underwriting expenses for the fourth quarter of 2002 were $6.7 million, or 16.5% of net premiums earned resulting in an underwriting ratio of 18.3% for all of 2002. The increases in underwriting expenses were directly attributable to an increase in commissions and premium taxes associated with the higher direct written premium volume. In addition, a greater allocation of corporate expenses was made to the professional liability line due to the larger proportion of the Company’s total premiums represented by professional liability.

“We were required to adjust our reserves on prior accident years in 2003 as losses in certain markets developed much worse than anticipated,” said Clinton. “However, over the last two years, we have changed our book of business dramatically and we are beginning to see positive results from these efforts. One indicator that I look at to determine if we are moving in the right direction is the number of claims reported. I am pleased to report that the number of claims reported has decreased to 531 in the fourth quarter of 2003, down 239 or 31% from 770 claims reported in the same period in 2002.”

WORKERS’ COMPENSATION RESULTS

	THREE MONTHS ENDED		YEAR ENDED
	DECEMBER 31,		DECEMBER 31,

	2003	2002	2003	2002

Direct Premiums Written	$4,743	$9,488	$37,337	$64,194

Net Premiums Written	$4,733	$8,805	$38,521	$60,446

Net Premiums Earned	$10,246	$16,881	$43,844	$63,517
Incurred Loss and Loss Adjustment Expenses:
Current Accident Year	10,138	17,574	37,032	55,157
Prior Year	—	2,000	(1,400)	—

Total	10,138	19,574	35,632	55,157
Underwriting Expense	4,829	4,944	15,698	16,222

Underwriting Loss	(4,721)	(7,637)	(7,486)	(7,862)
Net Investment Income	1,382	371	5,553	5,438
Other Revenue (Expense)	(736)	(205)	(747)	(96)

Pre-tax Income (Loss)	$(4,075)	$(7,471)	$(2,680)	$(2,520)

Loss Ratio:
Current Accident Year	98.9%	104.1%	84.5%	86.8%
Prior Year Development	—	11.9%	-3.2%	—
Calendar Year	98.9%	116.0%	81.3%	86.8%
Underwriting Ratio	47.1%	29.3%	35.8%	25.5%
Combined Ratio	146.0%	145.3%	117.1%	112.3%

Net premiums earned were down $6.6 million in the fourth quarter of 2003, or 39.3% from the fourth quarter of 2002. For 2003, net premiums earned were down $19.7 million, or 31.0% from 2002. The decrease was the result of our restructuring of this line during 2003 and the start of our exit from workers’ compensation in the fourth quarter. Most states require a period of notice, after which all policies can be formally non-renewed. We have notified all applicable state insurance departments of our intention to non-renew all policies. Prior to the expiration of this notice period, our policy renewals have been very limited as most insureds are seeking coverage elsewhere. In January 2004 our direct premiums written were $619,000 as compared to $3.8 million in January 2003.

The fourth quarter 2003 reported loss ratio was 98.9% with no prior year development, compared to 116.1% in the fourth quarter of 2002. For the full year, the reported loss ratio for 2003 was 81.3% compared to 86.8% for 2002. The lower loss ratios in 2003 were the result of our effort to exit higher risk accounts.

Underwriting expenses were $4.8 million, or 47.1% of net premiums earned in the fourth quarter of 2003 compared to $4.9 million, or 29.3% in the fourth quarter of 2002. Underwriting expenses for 2003 were $15.7 million, or 35.8% of net premiums earned as compared to $16.2 million or 25.5% of net premiums earned for 2002. The increases in the underwriting expense ratio were attributable to our exit process from this line, as premiums declined more quickly than related underwriting expenses.

Also, the Company remains in discussions with interested parties on a loss portfolio transfer for its existing workers’ compensation loss reserves and premium earned in 2004. As of December 31, 2003, workers’ compensation reserves totaled $62.3 million, $60.6 million net of reinsurance.

Health and Other Operating Activities

Net premiums earned for the health program were $5.0 million in the fourth quarter of 2003, a 28.9% decrease over the fourth quarter of 2002. For the full year, net premiums earned were $22.2 million in 2003, a decrease of 6.8% from 2002. The health premiums relate to a single preferred provider program sponsored by one of the Company’s major Michigan professional liability insured groups. The decrease in fourth quarter and full year premiums is the result of our decreasing exposures in this line, partially offset by increasing rates. The number of covered lives in the program has decreased 49.2% since December 31, 2002.

The Company has formally notified the related professional liability insured group of its intention to exit the health insurance program effective December 31, 2003. Pursuant to the terms of the operating contract, the Company will begin non-renewing all accounts 180 days from the effective date.

The health line generated a reported loss ratio of 76.8% in the fourth quarter of 2003 as compared to 107.1% in the 2002 fourth quarter. For 2003, the reported loss ratio was 83.8% as compared to 97.6% for 2002. The decrease in the 2003 fourth quarter and year-to-date loss ratios was the direct result of re-underwriting efforts and rate increases.

Loss reserve development and reinsurance treaty adjustments related to the run-off of the personal and commercial lines resulted in a loss before taxes of ($135,000) in the fourth quarter of 2003 and ($1.5) million year-to-date. This compares to a loss before taxes of ($965,000) in the fourth quarter of 2002 and ($2.6) million for 2002. This adverse development is associated with a small number of primarily personal injury claims that remain from this book of business. Management is aggressively working to resolve all outstanding claims, which now number less than 25.

Investment Income

Investment income was $12.9 million in the fourth quarter of 2003, an increase of $1.4 million as compared to $11.4 million for the same period in 2002. For 2003, investment income was $45.1 million, a slight decrease from $45.5 million in 2002. The fourth quarter increase in investment income was the result of a smaller cash allocation in our portfolio.

The average yield on investments was 6.52% for the fourth quarter and 5.78% for 2003, as compared to 6.10% for the fourth quarter and full year in 2002.

Balance Sheet and Equity Information

APCapital’s total assets were $1.063 billion at December 31, 2003, up $4.1 million from December 31, 2002. Net unrealized gains on the Company’s investments increased $7.6 million, $5.0 million net of tax, during 2003. At December 31, 2003, the Company’s total shareholders’ equity was $201.8 million, down from $280.3 million at December 31, 2002. The decrease in equity was the result of losses incurred in 2003 and the establishment of a deferred tax asset valuation allowance.

APCapital’s book value per common share was $23.87 at December 31, 2003, based on 8,452,778 common shares outstanding, compared to $32.24 at December 31, 2002. Tangible book value per common share was $23.69 at December 31, 2003, compared to $32.24 at December 31, 2002.

Stock Repurchase Program

The Company repurchased 21,500 shares of its common stock during the first three days of October 2003 at a cost of $608,000 or $28.26 per share bringing the total shares repurchased in 2003 to 272,800. Under the September 11, 2003 authorization, the Company has approximately 418,500 shares available for repurchase. At this time the Company does not anticipate repurchasing any of its shares in the near future.

SCW Agency

“I am pleased to announce that a new agreement has been executed between the Company and SCW Agency,” said Clinton. “I believe this agreement is mutually beneficial to both parties. One important aspect of this agreement is that SCW has agreed to only represent the Company in Michigan. SCW is our largest and most profitable agent in Michigan. They produced $46.7 million in professional liability direct premiums in Michigan in 2003, which is 24% of our total professional liability premiums written during the year.”

SCW Agency also writes medical professional liability for the Company in Illinois, and Kentucky. SCW Agency is 91.1% owned by William B. Cheeseman, a current director of APCapital and its former president and chief executive officer.

A.M. Best Rating

In January 2004, A.M. Best downgraded the financial strength rating for APCapital’s largest subsidiary, American Physicians Assurance Corporation (American Physicians), to B+ from B++. Both ratings are considered “Very Good” and fall within the A.M. Best “Secure” range. According to A.M. Best, the rating for American Physicians remains under review with negative implications pending, among other things, the assessment of the company’s finalized year-end 2003 capital adequacy, operating structure and holding company financial leverage. APCapital downstreamed $25 million from the holding company to American Physicians in January 2004 to increase the subsidiary’s surplus. At APCapital’s request, the group of companies is no longer group rated, and A.M. Best now views American Physicians, APSpecialty and ICA on a stand-alone basis.

Outlook

“This was a difficult year for APCapital and its shareholders,” said Clinton. “However, we believe we have taken the steps needed to improve our Company, including exiting non-core business lines and markets, and refocusing our Company on professional liability within our core states. I believe we have improved the position of our Company and we are starting to see the benefits of our strategic plan.”

Conference Call

APCapital’s Web site, www.apcapital.com, will host a live Webcast of its conference call in a listen-only format to discuss 2003 fourth quarter and year end results on February 13, 2004 at 10:00 a.m. Eastern time. An archived edition of the Webcast will be available for two weeks following the event. For individuals unable to access the Webcast, a telephone replay will be available by dialing 1-800-642-1687 or (706) 645-9291 and entering the conference ID code: 5307301. The replay will be available through 11:59 p.m. Eastern time on February 27, 2004.

Corporate Description

American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at www.apcapital.com.

Forward-Looking Statement

Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. When we use words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements. While we believe any forward-looking statements we have made are reasonable, they are subject to risks and uncertainties, and actual results could differ materially. These risks and uncertainties include, but are not limited to, the following: the potential inadequacy of our loss and loss adjustment expense reserves, a deterioration in the current accident year experience could result in a portion or all of our deferred policy acquisition costs not being recoverable, which would result in a charge to income, the continued adverse development related to the run-off of our personal and commercial business could result in additional unanticipated losses, we may be unable to collect the full amount of reinsurance recoverable from Gerling Global, a significant reinsurer, if their cash flow or surplus levels are inadequate to make claim payments, which could result in a future charge to income, we may experience unforeseen costs associated with our exit from the health insurance line of business and possible run-off of workers’ compensation claims, which could result in future charges to income, liabilities imposed that exceed our policy limits and reserves, increased pressures on premium rates and our potential inability to obtain rate increases, adverse changes in the health care industry, our potential inability to obtain adequate and affordable reinsurance coverage from creditworthy reinsurers, adverse regulatory changes in certain states of operation, our potential inability to execute our business strategy, the loss of our relationships with medical associations, an unanticipated increase in claims or other unforeseen costs due to our exit from markets and lines of business, an interruption or change in our principal third-party distribution relationship, a reduction in our A.M. Best Company rating, negative changes in financial market conditions, a downturn in general economic conditions, and any other factors listed or discussed in the reports filed by APCapital with the Securities and Exchange Commission, under the Securities Exchange Act of 1934. APCapital does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Definition of Non-GAAP Financial Measures

The Company uses operating income (loss), a non-GAAP financial measure, to evaluate APCapital’s underwriting performance. Operating income (loss) differs from net income (loss) by excluding the after-tax effect of realized capital gains and (losses) and the after-tax effect of changes in accounting principles.

Although the investment of premiums to generate investment income and capital gains or (losses) is an integral part of an insurance company’s operations, the determination to realize capital gains or (losses) is independent of the insurance underwriting process. In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in the value of investment securities, without actual realization. APCapital believes that the level of realized gains and (losses) for any particular period is not indicative of the performance of our ongoing underlying insurance operations in a particular period. Changes in accounting principles, likewise, are not indicative of the current or future performance of our insurance operations, and have therefore also been excluded in the calculation of operating income (loss). As a result, the Company believes that providing operating income (loss) information makes it easier for users of APCapital’s financial information to evaluate the success of the Company’s underlying insurance operations, and may, in APCapital’s opinion, lead to incorrect or misleading assumptions and conclusions regarding the Company’s ongoing financial performance.

In addition to the Company’s reported loss ratios, management uses accident year loss ratios, a non-GAAP financial measure, to evaluate the Company’s current underwriting performance. The accident year loss ratio excludes the effect of prior years’ loss reserve development. APCapital believes that this ratio is useful to investors as it focuses on the relationships between current premiums earned and losses incurred related to the current year. Although considerable variability is inherent in the estimates of losses incurred related to the current year, the Company believes that the current estimates are reasonable.

###

Summary Financial Information
APCapital, Inc.

Balance Sheet Data	December 31,	December 31,
	2003	2002

	(In thousands, except per share data)
Assets:
Cash and investments	$834,005	$801,556
Premiums receivable	65,362	62,531
Reinsurance recoverable	103,652	98,128
Deferred federal income taxes	—	42,542
Federal income taxes recoverable	973	1,100
Intangible assets	1,539	—
Other assets	57,515	53,061

Total assets	$1,063,046	$1,058,918

Liabilities and Shareholders’ Equity:
Unpaid losses and loss adjustment expenses	$673,605	$637,494
Unearned premiums	103,806	103,420
Long-term debt	30,928	—
Other liabilities	50,698	37,715

Total liabilities	859,037	778,629
Minority interest in consolidated subsidiary	2,201	—
Shareholders’ equity	201,808	280,289

Total liabilities and shareholders’ equity	$1,063,046	$1,058,918

Book value per share:
Total	$23.87	$32.24
Tangible	$23.69	$32.24
Shares outstanding	8,453	8,695

Summary Financial Information
APCapital, Inc.

Income Statement

	Three Months Ended			Year Ended
	December 31,			December 31,

	2003	2002		2003		2002

	(In thousands, except per share data)
Net premiums earned	$55,070	$64,581		$224,590		$235,551
Investment income	12,860	11,417		45,069		45,525
Net realized (gains) losses	(663)	(235)		628		(913)
Other income (expense)	586	(96)		1,104		376

Total revenues	67,853	75,667		271,391		280,539
Losses and loss adjustment expenses	49,009	63,568		252,742		242,028
Underwriting expenses	14,276	13,229		51,104		48,593
Restructuring expenses	808	—		808		—
Other expenses	2,397	1,192		7,620		4,859

Total expenses	66,490	77,989		312,274		295,480

Income (loss) before income taxes, minority interest and cumulative effect of a change in accounting principle	1,363	(2,322)		(40,883)		(14,941)
Federal income tax expense (benefit)	1,609	(1,106)		36,296		(5,529)

Loss before minority interest and cumulative effect of a change in accounting principle	(246)	(1,216)		(77,179)		(9,412)
Minority interest in net loss of consolidated subsidiary	348	—		348		—

Income (loss) before cumulative effect of a change in accounting principle	102	(1,216)		(76,831)		(9,412)
Cumulative effect of a change in accounting principle (1)	—	—		—		(9,079)

Net income (loss)	$102	$(1,216)		$(76,831)		$(18,491)

Adjustments to reconcile net income (loss) to operating income (loss)	$102	$(1,216)		$(76,831)		$(18,491)
Net income (loss)
Add back:
Realized losses (gains), net of tax	431	153		(408)		593
Cumulative effect of a change in accounting principle (1)	—	—		—		9,079

Operating income (loss)	$533	$(1,063)		$(77,239)		$(8,819)

Earnings per share data:
Net income (loss) before cumulative effect of a change in accounting principle
Basic	$0.01	$(0.14)		$(9.02)		$(1.01)
Diluted	$0.01	$(0.14)		$(9.02)		$(1.01)
Cumulative effect of a change in accounting principle (1)
Basic	$—	$—		$—		$(0.97)
Diluted	$—	$—		$—		$(0.97)
Net income (loss)
Basic	$0.01	$(0.14)		$(9.02)		$(1.98)
Diluted	$0.01	$(0.14)		$(9.02)		$(1.98)
Operating income (loss)
Basic	$0.06	$(0.12)		$(9.07)		$(0.94)
Diluted	$0.06	$(0.12)		$(9.07)		$(0.94)
Basic weighted average shares outstanding	8,356	8,575		8,520		9,340
Diluted weighted average shares outstanding	8,533	8,575	(2)	8,520	(2)	9,340 (2)
Loss ratio	89.0%	98.4%		112.5%		102.7%
Underwriting ratio	25.9%	20.5%		22.8%		20.6%
Combined ratio	114.9%	118.9%		135.2%		123.3%

(1)	Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standard No. 142 (“SFAS No. 142”), “Goodwill and Other Intangible Assets,” which resulted in the write-off of goodwill totaling $9,079,000, net of tax. In accordance with the transitional guidance given in SFAS No. 142, the goodwill impairment charge that was determined in the fourth quarter of 2002, was recorded in the first quarter of 2002 as a cumulative effect of a change in accounting principle.

(2)	Incremental shares for the conversion of options are not included in the calculation as they would be anti-dilutive.

Summary Financial Information
APCapital, Inc.

Line of Business Results
(Dollars in thousands)	Three Months Ended			Year Ended
	December 31,			December 31,

	2003		2002	2003	2002

Direct Premiums Written:
Medical professional liability	$45,049		$38,540	$195,742	$177,253
Workers’ compensation	4,743		9,488	37,337	64,194
Health	5,061		7,315	23,156	24,433
Personal and commercial	—		—	—	380

Total	$54,853		$55,343	$256,235	$266,260

Net Premiums Written:
Medical professional liability	$35,762		$34,171	$164,157	$154,583
Workers’ compensation	4,733		8,805	38,521	60,446
Health	4,950		6,960	22,208	23,820
Personal and commercial	—		158	(239)	(432)

Total	$45,445		$50,094	$224,647	$238,417

Net Premiums Earned:
Medical professional liability	$39,874		$40,582	$158,777	$148,646
Workers’ compensation	10,246		16,881	43,844	63,517
Health	4,950		6,960	22,208	23,820
Personal and commercial	—		158	(239)	(432)

Total	$55,070		$64,581	$224,590	$235,551

Loss Ratio (1):
Medical professional liability	87.6%		88.2%	124.3%	109.2%
Workers’ compensation	98.9%		116.0%	81.3%	86.8%
Health	76.8%		107.1%	83.8%	97.6%
Personal and commercial	—	(4)	466.5%	-443.9%	-316.4%

Total	89.0%		98.4%	112.5%	102.7%

Underwriting Ratio (2):
Medical professional liability	21.7%		16.5%	19.7%	18.3%
Workers’ compensation	47.1%		29.3%	35.8%	25.5%
Health	16.1%		18.6%	17.4%	20.4%
Personal and commercial	—	(4)	231.0%	-90.4%	-84.5%

Total	25.9%		20.5%	22.8%	20.6%

Combined Ratio (3):
Medical professional liability	109.3%		104.7%	144.0%	127.5%
Workers’ compensation	146.0%		145.3%	117.1%	112.3%
Health	92.9%		125.7%	101.2%	118.0%
Personal and commercial	—	(4)	697.5%	-534.3%	-400.9%

Total	114.9%		118.9%	135.3%	123.3%

(1)	The loss ratio is calculated by dividing incurred loss and loss adjustment expenses by net premiums earned.

(2)	The underwriting ratio is calculated by dividing underwriting expenses by net premiums earned.

(3)	The combined ratio is the sum of the loss and underwriting ratios.

(4)	There were no net premiums earned during the three months ended December 31, 2003, therefore no ratios for these periods was calculated.